EXHIBIT (JJ) - PULK/REEDY ACQUISITION AGREEMENT

                         BUSINESS ACQUISITION AGREEMENT

      This Business Acquisition Agreement (the "Agreement") is made and entered into by and among David Pulk, individually and Ed Reedy, individually, (individually referred to as "Pulk" and "Reedy" or collectively as "Pulk/Reedy"), Golden Eagle Group Inc. ("GEGI"), a Delaware corporation and DAHER America, Inc. d/b/a DAHER Golden Eagle ("DGE"), a Delaware corporation. The Agreement shall be effective as of July 16, 1996 ("Effective Date").

      WHEREAS, GEGI is in the business of freight forwarding and desires to increase profits and return on investment for the benefit of the corporation and its stockholders;

      WHEREAS, Pulk/Reedy control freight forwarding and related business and desire to maximize the value of this business, and individually wish to be employed by DGE upon the terms and conditions hereinafter set forth;

      WHEREAS, DGE desires to employ Pulk and Reedy upon the terms and conditions hereinafter set forth;

      WHEREAS, Pulk and Reedy represent that they will split the share and option benefits granted hereunder on a fifty/fifty basis as to each other;

      NOW, THEREFORE, in consideration of these premises and the conditions and agreements herein contained, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                              TRANSFER AND PURCHASE

      1.1 AGREEMENT TO TRANSFER BUSINESS. Pulk/Ready agree to transfer to GEGI all business under their current and future control, including but not limited to those customers listed in Schedule 1.1 attached hereto (the "Pulk/Reedy Customers"). Said customer list shall be updated from time to time after the execution of this Agreement as new Pulk/Reedy customers are brought to GEGI.

      1.2 EFFECTIVE DATE. The parties agree that transactions to be contemplated hereby shall be consummated as of the Effective Date.

      1.3 AGREEMENT TO PROVIDE SHARE OPTIONS AND COMMON STOCK. GEGI agrees to deliver to Pulk and Reedy 110,000 non-qualified share options to purchase GEGI common stock (the "Non-Qualified Share Options") to be earned and transferred in accordance with Section 1.3.1 below, and 120,000 shares of GEGI common stock (the "Common Stock") to be earned and transferred in accordance with Section
1.3.2 below.

            1.3.1 NON-QUALIFIED SHARE OPTIONS. The Non-Qualified Share Options will be the closing price of GEGI common stock on July 16, 1996 which was $3.50.

                  1.3.1.1 RELEASE SCHEDULE FOR ESCROW OPTIONS. The Non-Qualified
            Share Options will be released to Pulk and Reedy according to the following terms:

                        (a) Pulk/Reedy shall have achieved for GEGI by fiscal
                  year-end 1996 a total of $250,000.00 annualized net pre-tax profit from Pulk/Reedy Customers. Upon
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                  achievement of these results, 50% of the Non-Qualified Share
                  Options will be released to Pulk/Reedy.

                        (b) Pulk/Reedy shall have achieved for GEGI by the
                  one-year anniversary of the execution of this Agreement a total of $500,000.00 annualized net pre-tax profit from Pulk/Reedy Customers. Upon achievement of these results, the balance of the Non-Qualified Share Options not issued under 1.3.1.2(a) will be released to Pulk/Reedy.

                        (c) Should the results required in 1.3.1.2(a) and (b)
                  above not be achieved, Pulk/Reedy will receive a prorata amount of Non-Qualified Shares based on the actual net pre-tax profits from Pulk/Reedy in proportion to the above stated requirements.

                        (d) If, after Closing, control of more than 50% of
                  outstanding GEGI stock shall become vested in a party not a record owner of GEGI stock at the Closing Date or there shall be a change in the current President/CEO ("Change of Control"), thereby materially affecting the ability for Pulk/Reedy to achieve the requirements outlined in 1.3.1.1(a) and 1.3.1.1(b), the rights to the Escrow Options and Shares shall be vested in Pulk/Reedy as follows:

                              (1) If the Change of Control takes place within
                        three (3) months after the Effective Date then 25% of the Escrow Options and Shares shall vest.

                              (2) If the Change of Control takes place after
                        three (3) months but before six (6) months after the Effective Date then 50% of the Escrow Options and Shares shall vest.

                              (3) If the Change of Control takes place after six
                        (6) months but before nine (9) months after the Effective Date then 75% of the Escrow Options and Shares shall vest.

                              (4) If the Change of Control takes place after
                        nine (9) months but before one (1) year after the Effective Date, then 100% of the Escrow Options and Shares shall vest.

            1.3.2 COMMON STOCK. The shares of Common Stock shall be issued to Pulk and Reedy as of the Effecive Date and held in escrow according to the Escrow Agreement signed contemporaneously with this Agreement.

                  1.3.2.1 RELEASE SCHEDULE FOR SHARES OF COMMON STOCK. The
            Common Stock will be released from escrow to Pulk and Reedy according to the following terms:

                        (a) Pulk/Reedy shall have achieved for GEGI by fiscal
                  year-end 1996 a total of $250,000 annualized net pre-tax profit from Pulk/Reedy Customers. Upon achievement of these results, 50% of the Common Stock will be released from escrow to Pulk/Reedy.

                        (b) Pulk/Reedy shall have achieved for GEGI by the
                  one-year anniversary of the execution of this Agreement a total of $500,000.00 annualized net pre-tax profit from Pulk/Reedy Customers. Upon achievement of these results, the balance of the Common Stock not issued under 1.3.2.1(a) will be released from escrow to Pulk/Reedy.

                        (c) Should the results required in 1.3.2.1(a) and
                  1.3.2.1(b) not be achieved, Pulk/Reedy will achieve a pro-rata amount of shares based on the actual net pre-tax profits from Pulk/Reedy in proportion to the above stated requirements.

                        (d) The terms of 1.3.1.2(d) above regarding Change of
                  Control shall also apply to the release of the escrowed shares, as outlined above.

                  1.3.2.2 The Common Stock may not be assigned, pledged or
            hypothecated in any manner, except by will or the laws of descent and distribution, without the prior
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            written consent of Grantor, such consent not to be unreasonably withheld; provided, however, that the Common Stock shall not be otherwise assignable by operation of law, and shall not be subject to execution, attachment or similar processes. If Pulk or Reedy should die while employed by DAHER Golden Eagle ("DGE"), its affiliates, subsidiaries or successors, a portion of the Common Stock will be released to his estate from the escrow account depending upon his length of service. If he has been with the company up to three (3) months, then twenty-five (25%) percent will be released; if six (6) months, then fifty (50%); if nine (9) months, then seventy-five (75%) percent; and any time employed after nine (9) months, then one hundred (100%) percent of the escrowed Common Stock would be released. Any other attempt at assignment, transfer, pledge, hypothecation or other disposition of the Common Stock contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Common Stock shall be null and void.
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1.4 EMPLOYEES

      (a) DGE shall extend offers of employment, upon terms acceptable to DGE in its discretion, to certain of new employees formerly associated with Pulk/Reedy. The determination of which employees will be offered employment shall be at the sole discretion of the President and CEO of DGE.

      (b) It is expressly understood and agreed that DGE's agreement to extend offers of employment to the individuals referred to in Section 1.3(a) shall not constitute any contract, commitment or understanding (express or implied) on the part of DGE to establish or to continue any employment relationship with any of such individuals for any fixed term or duration or on any specific terms or conditions (including salary and benefits) other than those which DGE in its sole discretion, may establish, and any such employment by any of such individuals with the DGE after the Closing shall be "at will" and may be terminated by the DGE at any time.

                                   ARTICLE II

                                   EMPLOYMENT

      2.1 TITLES AND COMPENSATION. Pulk and Reedy will become employees of DGE and, in addition to such other consideration referred to herein, will be paid a salary of $125,000.00 per year with a $750.00 per month car allowance. Pulk and Reedy will be reimbursed for all reasonable expenses associated with their employment for DGE. Pulk will be titled Senior Vice President - Sales and Marketing; Reedy will be titled Senior Vice President - Operations.

      2.2 AGREEMENT TO PROVIDE INCENTIVE COMPENSATION.

      (a) In addition to any other compensation outlined herein, so long as Pulk/Reedy are employed by GEGI, GEGI will pay Pulk/Reedy, (on a 50%/50% basis) a bonus (the "Bonus"), if warranted and subject to Section 2.2(b) on each fiscal year of 1997-2000, based on the following equations:

            (i)   12.5% X A = B

            (ii)  B/3 = C

            (iii) B X 2/3 = D

            (iv)  D/E = F

      Where:

      A= With respect to the 1997 Bonus, the net, pre-tax profit for GEGI's fiscal year 1996 produced from Pulk/Reedy Customers in excess of $250,000.

            With respect to the 1998 Bonus, Calculated Profit of GEGI for GEGI's fiscal year 1997 in excess of $2,250,000. "Calculated Profit" means the net, pre-tax profit of GEGI less all net, pretax profit generated by GEGI allocated to companies, businesses, or assets purchased after the Closing.

            With respect to the 1999 bonus, Calculated Profit of GEGI for GEGI's fiscal year 1998 in excess of $2,500,000.
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            With respect to the 2000 bonus, Calculated Profit of GEGI for GEGI's fiscal year 1999 in excess of $2,750,000.

      E= the market price of the GEGI stock on NASDAQ the day before the date of determination.

      (b)

      (i) The Bonus, if any, as contemplated above will be paid on each fiscal year of 1997-2000. The Bonus will be constituted of: (A) the number of U.S. Dollars equal to "C" as derived in Section 2.2(a) and (B) the number of Stock Options equal to "F" as derived in Section 2.2(a), each such option having an exercise price equal to "E" as derived in Section 2.2(a).

      (ii) Notwithstanding Section 2.2(b)(i), GEGI, in its sole discretion, may pay the bonus all in Stock Options or in cash, in accordance with the formulas in Section 2.2(a).

      (c) All net, pre-tax profit calculations outlined in 2.2(a) and (b) above shall be exclusive of those generated by any acquisitions by GEGI taking place after the Effective Date. Such calculations will also be exclusive of any adjustment for goodwill and/or net operating losses.

      (d) If Pulk/Reedy are still employed by the Company, for fiscal year 2000 and beyond, they will be entitled to participate in executive compensation incentive plans commensurate with similarly situated executives in GEGI.

      2.3 NO EMPLOYMENT TERM. Pulk and Reedy will have no employment term and are hired as employees terminable "at will." Should Pulk and Reedy resign voluntarily or be terminated for any reason, the Company's sole obligation shall be to pay them for compensation and other incentives earned through the date of termination or resignation

      2.4 RELOCATION. As a condition of employment, Reedy will relocate to Houston by a date to be mutually agreed upon. Reedy will be reimbursed by GEGI for his reasonable expenses of relocating to Houston. Pulk will be assigned to the Dallas-Fort Worth office of DGE, and, therefore will not relocate.

      2.5 EMPLOYEE BENEFITS. Pulk and Reedy shall be entitled to participate in all employee benefit plans from time to time made available to the employees of DGE and other such fringe benefits as are provided to the other senior management of DGE.

      2.6 VACATION. Pulk and Reedy shall be entitled to three (3) weeks of vacation annually, during which time their compensation will be paid in full. Unused vacation time will not accrue from year-to-year.

                                   ARTICLE III

                         CLOSING; ITEMS TO BE DELIVERED

      3.1 Items to Be Delivered by the Parties. Upon execution of this Agreement and subject to the terms and conditions herein contained:

            (a) GEGI will deliver to Pulk/Reedy the following:
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                  (1) Escrow Agreement - Contemporaneously with the execution of this Agreement, the parties hereto will execute the Escrow Agreement governing the specific terms under which the items delivered to escrow herein will be administered.

                  (2) Option Agreements - Contemporaneously with the execution of this Agreement, the parties hereto will execute the Option Agreements governing the specific terms under which the Non-Qualified Stock Options herein will be administered.

            (b) Pulk/Reedy will deliver to GEGI the following:

                  (i) Escrow Agreement - to be executed at Closing as
            contemplated under 3.1(a)(1) above.

                                  ARTICLE IV

                          REPRESENTATION AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF PULK/REEDY - Pulk and Reedy severally represent and warrant to GEGI as follows:

4.1.1 AUTHORIZATION; ENFORCEABLE OBLIGATIONS
      Pulk and Reedy have the authority and legal right to execute, deliver and perform this Agreement. This Agreement constitutes, legal, valid and binding obligations of the Pulk and Reedy enforceable against the Pulk and Reedy in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equity principles.

4.1.2 LITIGATION
      To the best of their knowledge there is no litigation, arbitration, investigation or other proceeding in or before any court, arbitrator or governmental or regulatory official, body or authority pending or threatened against Pulk or Reedy or any of the business or transactions contemplated by this Agreement, nor do Pulk and Reedy know or have reasonable grounds to know of any basis for any such litigation, arbitration, investigation or proceeding. Pulk and Reedy are not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which would affect the transactions contemplated hereby.

4.1.3 COMPLIANCE WITH LAW
      To the best of their knowledge, Pulk and Reedy have complied with each, and AREis not in violation of, any law, rule or regulation to which they or their business, operations, assets or properties is subject and have not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to conduct its business, which noncompliance, violation or failure to obtain or adhere might adversely affect their business, operations, prospects or condition (financial or otherwise).

4.2 REPRESENTATIONS AND WARRANTIES OF GEGI AND DGE - GEGI and DGE hereby represent and warrant to Pulk/Reedy as follows:

4.2.1 CORPORATE EXISTENCE
      GEGI and DGE are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2.2 CORPORATE POWER AND AUTHORIZATION

      Both GEGI and DGE have the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by GEGI and DGE and constitutes the legal, valid and binding obligation of the respective corporations enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equity principles.

4.2.3 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC.

      The execution, delivery and performance of this Agreement does not contravene or violate (a) any existing law, rule or regulation to which GEGI or DGE is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to GEGI or DGE, or (c) the charter documents or By-Laws of the respective corporations or any securities issued by it; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease or plan or other instrument, document or understanding, oral or written, to which GEGI or DGE is a party or by which either is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by GEGI or DGE.

4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All representations, warranties, covenants and agreements made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiations, execution and performance of this Agreement shall survive the Closing for a period of two
(2) years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth herein and therein.

                                    ARTICLE V

                       CONDITIONS PRECEDENT TO THE CLOSING

5.1 CONDITIONS PRECEDENT TO GEGI AND DGE'S OBLIGATIONS. All obligations of GEGI and DGE under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Effective Date, of each of the following conditions precedent:

5.1.1 PERFORMANCE BY PULK/REEDY. Pulk/Reedy shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by him prior to or at the Effective Date.

5.1.2 APPROVAL OF COUNSEL. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Effective Date Date by counsel for GEGI and DGE, in the exercise of their reasonable judgment.

5.2 CONDITIONS PRECEDENT TO THE PULK/REEDY'S OBLIGATIONS. All obligations of Pulk/Reedy under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Effective Date of, each of the following conditions precedent:

5.2.1. PERFORMANCE BY THE GEGI AND DGE. GEGI and DGE shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

5.2.2 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Effective Date, counsel for Pulk/Reedy, in the exercise of their reasonable judgment.

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1 PULK/REEDY'S GENERAL INDEMNIFICATION OBLIGATION. From and after the Effective Date, Pulk/Reedy shall reimburse, indemnify and hold harmless GEGI and DGE, its shareholders, directors, officers, successors and assigns from and against any and all liability arising out of their capacity as an employee of any company Pulk/Reedy has been associated with prior to coming to work for DGE.

6.2 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of the other party, including without limitation the right so seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 EXTENT OF SERVICE CONFLICT. Pulk and Reedy agree to use their best efforts to carry out his duties and responsibilities under this Agreement and to devote their necessary time, energy and attention thereto during normal working hours and such overtime as is necessary to carry out the Company's instructions. Pulk and Reedy agree not to work either on a part time or independent contracting basis for any other business or enterprise operating in the same or similar business as the Company during their employment term without first obtaining the prior written consent of the President and CEO of DGE. The parties recognize Pulk's ownership interest in Amertranz Worldwide B.V., a Belgian company.


7.2 CONFIDENTIALITY. During the term of this Agreement, Pulk/Reedy may receive confidential information of a technical or commercial nature relative to Company's products, services, technology and business operations; Pulk/Reedy shall hold any and all such information in trust and shall not use said information for any reason other than as provided for by this Agreement for the sole and exclusive benefit of the Company. Pulk/Reedy shall not divulge any such information to a third-party without the prior written consent of the Company. It is expressly agreed that these provisions shall survive the termination of the Agreement.

7.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW APPLICABLE IN THAT OR ANY OTHER JURISDICTION.

7.4 ARBITRATION. The parties agree that any and all disputes arising under or related to this Agreement shall be referred to the American Arbitration Association for resolution according to its commercial rules of arbitration. Venue for such arbitration shall be Houston, Texas.

7.5 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, their successors and assigns, and they shall not be construed as conferring any rights on any other person.

7.6 EXPENSES. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. DGE agrees to pay to Boswell & Kober, P.C. up to $5,000.00 in legal fees on this transaction.

7.7 CONTENTS OF AGREEMENT; PARTIES IN INTEREST, ETC. This Agreement as well as the Escrow Agreement and Stock Option Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

7.8 ASSIGNMENT AND BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties.

7.9 WAIVER. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties.

7.10 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by fax or by registered or certified mail, postage prepaid, or by overnight courier service, as follows:

      If to DGE, to:

      DAHER Golden Eagle
      120 Standifer Drive
      Humble, Texas  77338
      Attn:  Patrick Weston

      With required copies to:

      Stibbs, Burbach & Beridon, P.C.
      10077 Grogan's Mill Road, Suite 540
      The Woodlands, Texas  77380
      Attn:  John H. Stibbs, Jr. and Bret L. Strong

      If to GEGI, to:
      Golden Eagle Group, Inc.
      120 Standifer Drive
      Humble, Texas  77205
      Attn:  Patrick Weston

      With required copies to:

      Stibbs, Burbach & Beridon, P.C.
      10077 Grogan's Mill Road, Suite 540
      The Woodlands, Texas  77380
      Attn:  John H. Stibbs, Jr. and Bret L. Strong

      If to Pulk, to:

      David R. Pulk
      c/o Richard A. Lowe
      Boswell & Kober, P.C.
      1800 Bank One Tower
      500 Throckmorton Street
      Fort Worth, Texas  76102

      If to Reedy to:

      Edward Reedy
      c/o Richard A. Lowe
      Boswell & Kober, P.C.
      1800 Bank One Tower
      500 Throckmorton Street
      Fort Worth, Texas  76102

      With required copies to:

      Richard A. Lowe
      Boswell & Kober, P.C.
      1800 Bank One Tower
      500 Throckmorton Street
      Fort Worth, Texas  76102

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, or faxed, or the third day after the date so mailed.

7.11 HEADINGS, GENDER AND "PERSON". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

7.12 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

7.13 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account of any of the other counterparts.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date written in the opening paragraph hereof.

                                          GOLDEN EAGLE GROUP, INC.

                                          By:/s/ Patrick H. Weston
                                                 Patrick H. Weston
                                                 President and CEO

                                          DAHER America, Inc. d/b/a
                                          DAHER Golden Eagle

                                          By:/s/ Patrick H. Weston
                                                 Patrick H. Weston
                                                 President and CEO

                                          /s/ David R. Pulk
                                              David R. Pulk

                                          /s/ Edward R. Reedy
                                              Edward R. Reedy